UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 21, 2025

MOLECULIN BIOTECH, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37758	47-4671997
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5300 Memorial Drive, Suite 950, Houston, TX 77007
(Address of principal executive offices and zip code)

(713) 300-5160
(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	MBRX	The NASDAQ Stock Market LLC

Item 1.01	Entry into a Material Definitive Agreement.

On December 21, 2025, Moleculin Biotech, Inc. (the “Company”) entered into separate warrant amendment agreements (collectively, the “Warrant Amendment”) with the holders of the Company’s Series E warrants (the “Series E warrants”), Series F warrants (the “Series F warrants”), and Series G warrants (the “Series G warrants,” and collectively with the Series E warrants and Series F warrants, the “Warrants”). Pursuant to the Warrant Amendment, (A) the Warrants were amended to reduce the exercise price of the Warrants to $3.90 per share; and (B) the Series E warrants and Series F warrants were amended to delete the following sections immediately following the foregoing repricing: (i) a provision providing for the adjustment of the exercise price (and with respect to the Series E warrants, the number of shares issuable thereunder) of the Series E warrants and Series F warrants if the Company changes the exercise or conversion price of any outstanding convertible securities to a price per share less than the exercise price of the Series E warrants and Series F warrants then in effect; and (ii) a provision providing for the adjustment of the exercise price (and with respect to the Series E warrants, the number of shares issuable thereunder) of the Series E warrants and Series F warrants if the price of the Company’s common stock after the completion of a share split, share dividend, share combination, recapitalization or other similar transaction is less than the exercise price of the Series E warrants and Series F warrants then in effect. In addition, the Warrant Amendment modified the definition of Black Scholes Value in the Series E warrants and Series F warrants.

The foregoing description of the form of Warrant Amendment, the amended and restated Series E warrant, the amended and restated Series F warrant and the amended and restated Series G warrant is not complete and each is qualified in its entirety by reference to the full text of the documents, copies of which are filed as Exhibit 10.1, 4.1, 4.2, and 4.3, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 8.01	Other Events.

As previously disclosed, on May 23, 2025, the Company received a letter from the staff of the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”), which notified the Company that it did not comply with Nasdaq’s Listing Rule 5550(b)(1) (the “Listing Rule”), which requires that the Company maintain a minimum of $2.5 million in stockholders’ equity, and that the Company also did not meet the alternatives of market value of listed securities or net income from continuing operations set forth in the Listing Rule.

The Staff had previously granted the Company an extension until November 19, 2025 to regain compliance with the Listing Rule. On November 20, 2025, the Company received a delist determination letter from the Staff (the “Nasdaq Notice”) advising the Company that the Staff had determined that the Company had not regained compliance with the Listing Rule. Accordingly, the Staff indicated that unless the Company requested a hearing panel (a “Panel”) appeal of the delist determination its securities would be delisted. The Company appealed Nasdaq’s determination to a Panel, which stayed any suspension or delisting pending the Panel’s determination and any further extension the Panel may grant. The Panel hearing is currently scheduled for January 20, 2026.

Subsequent to the receipt of the Nasdaq Notice, the Company has undertaken the following steps to come into compliance with the Listing Rule: (i) on December 9, 2025, the Company completed a warrant inducement transaction pursuant to which it raised $6.8 million in gross proceeds from the exercise of warrants; (ii) the Company raised gross proceeds of approximately $1.1 million at an average price of approximately $8.31 per share pursuant to its at-the-market facility; and (iii) on December 21, 2025, the Company entered into the Warrant Amendment described in Item 1.01 of this Form 8-K with the holders of certain of its Series E warrants and Series F warrants, which amendments permitted the Company to account for such securities, which had previously been warrant liabilities, as equity.

As of September 30, 2025, the Company had a stockholders’ deficit of $26.9 million. As of the date hereof, after management takes into account the transactions described in the above paragraph, the Company’s stockholders’ equity is in excess of $10.0 million.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
4.1	Form of Amended and Restated Series E Warrant
4.2	Form of Amended and Restated Series F Warrant
4.3	Form of Amended and Restated Series G Warrant
10.1	Form of Warrant Amendment
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLECULIN BIOTECH, INC.

Date: December 22, 2025

By:	/s/ Jonathan P. Foster
Jonathan P. Foster
Chief Financial Officer